EXHIBIT 99.1

Progress Energy provides update on Crystal River Nuclear Plant outage

Highlights:

•	Initial plan favors repair of plant containment structure
•	Under plan, company estimates nuclear plant would return to service in 2014
•	Repair cost estimate between $900 million and $1.3 billion
•	Announces webcast and conference call Tuesday, June 28, at 10 a.m. ET

CRYSTAL RIVER, Fla. (June 27, 2011) – Progress Energy Florida has provided an update to the Nuclear Regulatory Commission (NRC) and the Florida Public Service Commission (FPSC) regarding the status of its Crystal River Nuclear Plant. Based on an initial review, the company believes that repairing the unit is the best option, and is taking steps to complete more detailed engineering and construction analyses. At this time, the company estimates that the unit would return to service in 2014.

Progress Energy will meet with the FPSC July 14 to discuss the company’s plan in more detail and determine the appropriate timing for moving forward, in coordination with regulators.

“This would be a major repair, requiring significant cooperation and coordination with state and federal regulators and others,” said Vincent Dolan, Progress Energy Florida president and CEO. “Based on our initial review, our objective is to return the plant to service to ensure that it continues to be a safe, dependable and emission-free resource to meet our customers’ energy needs reliably and affordably for many years to come. The Crystal River nuclear plant is our least-cost resource to operate, and with it in service, our customers save about $300 million a year in fuel costs. That translates to significant savings over the life of the plant.

"In the meantime, nuclear safety remains our top priority. The plant remains shut down and in a safe condition. We will continue to provide energy from other company and purchased resources to meet our customers’ needs for reliable electricity.”

Initial damage to the plant’s containment building occurred in late 2009 while workers were creating an opening in the structure to facilitate the replacement of the steam generators inside. The work to create the opening caused a delamination (or separation) in the concrete at the periphery of the containment building. The unit was already shut down for refueling and maintenance at the time the damage was found.

In mid-March this year, during the final stages of returning the unit to service, work was suspended while engineers investigated and subsequently determined that a second delamination had occurred in another area of the structure. Similar to the initial delamination, the second separation occurred about nine inches from the outer surface of the concrete. The Crystal River Nuclear Plant containment structure is about 42 inches thick, contains both horizontal and vertical tensioned steel tendons, and is lined with a 3/8-inch-thick steel plate.

Progress Energy engaged outside engineering experts to perform an analysis of possible repair options for the second delamination. The consultants analyzed 22 potential repair options and ultimately narrowed those to four. Progress Energy, along with independent experts, reviewed the four options for technical issues, constructability, and licensing feasibility as well as cost.

Based on that initial analysis, the company selected the best repair option. The option would entail systematically removing and replacing concrete in the containment structure walls. The planned option does not include the area where concrete was replaced during the initial repair. The preliminary cost estimate for this repair is between $900 million and $1.3 billion.

The company is moving forward systematically and will perform additional detailed engineering analyses and designs, which could affect any final repair plan. This process will lead to more certainty for the cost and schedule of the repair. The company will continue to refine and assess the plan (and the prudence of continuing to pursue it) based on new developments and analyses as the process moves forward. A number of factors could affect the repair plan, the return-to-service date and costs, including regulatory reviews, the ultimate work scope, engineering designs, testing, weather and other developments.

Progress Energy maintains insurance for property damage and incremental costs of replacement power resulting from prolonged accidental outages through Nuclear Electric Insurance Limited (NEIL). As of May 31, 2011, the company has spent approximately $214 million on the repair and $375 million on replacement power costs. NEIL has paid claims of $265 million during that period. Of the $265 million received, $103 million covered repair costs and $162 million covered replacement power. Progress Energy is insured for up to $2.25 billion per event for property damage and up to $490 million for replacement power.

Joint owner indemnification for replacement power costs

The company estimates it will record approximately $45 million in pretax expense in the second quarter for the indemnification obligation to the Crystal River Nuclear Plant joint owners for replacement power costs for 2012 and 2013. The joint owners’ indemnification agreement expires at the end of 2013. Nine parties own a total of approximately 8 percent of the nuclear plant.

Because this charge relates solely to future years, it will be excluded from the calculation of ongoing earnings. Therefore, this does not affect previously announced earnings guidance for the year.

About the Crystal River Nuclear Plant

The Crystal River Nuclear Plant is located near Crystal River, Fla., and is capable of generating 860 megawatts (MW) of power to help serve Progress Energy Florida’s 1.6 million customers. The plant went into service in March 1977. Its current license expires in 2016. The company filed for a license renewal with the Nuclear Regulatory Commission (NRC) in 2008, requesting an additional 20 years of operation.

Webcast and conference call

Progress Energy will host a conference call with the investment community Tuesday, June 28, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0666 and entering confirmation code 3833391. If you encounter problems, please contact Investor Relations at (919) 546-6057.

A webcast of the live conference call will be available at www.progress-energy.com/investor. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation. The slide presentation will be available for download beginning at 9:30 a.m. ET Tuesday at www.progress-energy.com/investor.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve about 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

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This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

• our ability to obtain the approvals required to complete the merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
• the risk that the merger is terminated prior to completion and results in significant transaction costs to us;
• our ability to achieve the anticipated results and benefits of the merger;
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• the impact on our facilities and businesses from a terrorist attack;
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• our ability to meet current and future renewable energy requirements;
• the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
• the financial resources and capital needed to comply with environmental laws and regulations;
• risks associated with climate change;
• weather and drought conditions that directly influence the production, delivery and demand for electricity;
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• the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
• current economic conditions;
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• the impact that increases in leverage or reductions in cash flow may have on us;
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• the investment performance of our nuclear decommissioning trust (NDT) funds;
• the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
• the impact of potential goodwill impairments;
• our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
• the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

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